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                                                                    EXHIBIT 23.1

                        [Coopers & Lybrand Letterhead]




CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Pharmaceutical Product Development, Inc. on Form S-8 of our report dated February 22, 1996, on our audits of the combined financial statements of Pharmaceutical Product Development, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, appearing in the registration statement on Form S-4 (SEC File No. 333-08207), as amended, of Pharmaceutical Product Development, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


/s/ COOPERS & LYBRAND L.L.P.


Raleigh, North Carolina
January 29, 1997